As filed with the Securities and Exchange Commission on May 4, 2026

Securities Act File No. 333-290451

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1	☒

COLUMBIA ETF TRUST I

(Exact Name of Registrant as Specified in Charter)

290 Congress Street, Boston, Massachusetts 02210

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 345-6611

Michael G. Clarke c/o Columbia Management Investment Advisers, LLC 290 Congress Street Boston, Massachusetts 02210	Ryan C. Larrenaga, Esq. c/o Columbia Management Investment Advisers, LLC 290 Congress Street Boston, Massachusetts 02210

(Name and Address of Agents for Service)

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”).

No filing fee is due because the Registrant is relying on Section 24(f) of the Investment Company Act of 1940, as amended.

This Post-Effective Amendment No. 1 (“Amendment”) to the Registrant’s Registration Statement on Form N-14 (File No. 333-290451) (the “Registration Statement”) relates solely to Columbia Core Bond ETF and Columbia Large Cap Growth ETF, each a series of the Registrant. Information contained in the Registration Statement relating to any other series of the Registrant is neither amended nor superseded hereby.

EXPLANATORY NOTE

The purpose of this Amendment is to file as an exhibit to the Registration Statement, the opinions of Ropes & Gray LLP supporting the tax matters and consequences to shareholders in connection with the reorganization of Columbia Bond Fund, a series of Columbia Funds Series Trust I, with and into Columbia Core Bond ETF, a series of the Registrant, and Columbia Integrated Large Cap Growth Fund, a series of Columbia Funds Series Trust II, with and into Columbia Large Cap Growth ETF, a series of the Registrant, as required by Item 16(12) of Form N-14. Accordingly, this Amendment consists only of a facing page, this explanatory note, and Part C of the Registration Statement setting forth the exhibits to the Registration Statement. The Registrant hereby incorporates by reference the Combined Information Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, to the Registrant’s Form N-14 filed on September 22, 2025 (File No.  333-290451) and subsequently filed in definitive form pursuant to Rule 497 on October 24, 2025 (SEC Accession No. 0001193125-25-250210).

COLUMBIA ETF TRUST I

PART C

OTHER INFORMATION

PART C. OTHER INFORMATION

Item 15. - Indemnification

Article Five of the Bylaws of Registrant provides that Registrant shall indemnify each of its trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) who are not employees or officers of any investment adviser to Registrant or any affiliated person thereof and its chief compliance officer, regardless of whether such person is an employee or officer of any investment adviser to Registrant or any affiliated person thereof, and each of its other trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) (i.e., those who are employees or officers of any investment adviser to Registrant or any affiliated person thereof) (Covered Persons) to the fullest extent authorized by applicable law against all liabilities and expenses in connection with the defense or disposition of any proceeding in which such Covered Person may be or may have been involved or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of any alleged act or omission as a trustee or officer or by reason of his or her being or having been such a Covered Person, all as more fully set forth in the Registrant’s Bylaws, which have been filed as an exhibit to this registration statement.

Section 17(h) of the Investment Company Act of 1940 (the 1940 Act) provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

The Registrant’s Declaration of Trust provides that nothing in the Declaration of Trust shall protect any trustee or officer against any liabilities to the Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office or position with or on behalf of the Registrant and the Registrant’s Bylaws provides that no indemnification will be made in violation of the provisions of the 1940 Act.

The Registrant may be party to other contracts that include indemnification provisions for the benefit of the Registrant’s trustees and officers.

The trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser are insured under an errors and omissions liability insurance policy. Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it, for the benefit of Registrant and its non-interested trustees, against loss arising out of any error, omission, or breach of any duty owed to Registrant or any series of Registrant by Columbia Management Investment Advisers, LLC.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission (SEC), such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable.

Item 16.	Exhibits

(1)	(a)(i) Declaration of Trust, effective June 8, 2012, is incorporated by reference to the Initial Registration Statement of the Registrant on Form N-1A (Exhibit (a)), filed on August 16, 2012.

(1)	(a)(ii) Amended and Restated Declaration of Trust, effective April 15, 2016, is incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement of the Registrant on Form N-1A (Exhibit (a)(2)), filed on May 31, 2016.

(1)	(a)(iii) Amendment No. 1 to the Agreement and Declaration of Trust, dated November 14, 2017, is incorporated by reference to Post-Effective Amendment No. 7 to the Registration Statement of the Registrant on Form N-1A (Exhibit (a)(3)), filed on February 28, 2018.

(1)	(a)(iv) Amendment No. 2 to the Agreement and Declaration of Trust, dated June 19, 2018, is incorporated by reference to Post-Effective Amendment No. 10 to the Registration Statement of the Registrant on Form N-1A (Exhibit (a)(4)), filed on July 17, 2018.

(1)	(a)(v) Amendment No. 3 to the Agreement and Declaration of Trust, dated June 19, 2019, is incorporated by reference to Post-Effective Amendment No. 15 to the Registration Statement of the Registrant on Form N-1A (Exhibit (a)(5)), filed on July 26, 2019.

(1)	(a)(vi) Amendment No. 4 to the Agreement and Declaration of Trust, dated October 9, 2020, is incorporated by reference to Post-Effective Amendment No. 20 to the Registration Statement of the Registrant on Form N-1A (Exhibit (a)(6)), filed on February 25, 2021.

(1)	(a)(vii) Amendment No. 5 to the Agreement and Declaration of Trust, dated July 19, 2021, is incorporated by reference to Post-Effective Amendment No. 23 to the Registration Statement of the Registrant on Form N-1A (Exhibit (a)(7)), filed on September 17, 2021.

(1)	(a)(viii) Amendment No. 6 to the Agreement and Declaration of Trust, dated September 16, 2021, is incorporated by reference to Post-Effective Amendment No. 23 to the Registration Statement of the Registrant on Form N-1A (Exhibit (a)(8)), filed on September 17, 2021.

(1)	(a)(ix) Amendment No. 7 to the Agreement and Declaration of Trust, dated March 11, 2022, is incorporated by reference to Post-Effective Amendment No. 27 to the Registration Statement of the Registrant on Form N-1A (Exhibit (a)(9)), filed on March 18, 2022.

(1)	(a)(x) Amendment No. 8 to the Agreement and Declaration of Trust, dated October 14, 2022, is incorporated by reference to Post-Effective Amendment No. 28 to the Registration Statement of the Registrant on Form N-1A (Exhibit (a)(10)), filed on December 12, 2022.

(1)	(a)(xi) Amendment No. 9 to the Agreement and Declaration of Trust, dated March 10, 2023, is incorporated by reference to Post-Effective Amendment No. 32 to the Registration Statement of the Registrant on Form N-1A (Exhibit (a)(11)), filed on March 31, 2023.

(1)	(a)(xii) Amendment No. 10 to the Agreement and Declaration of Trust, dated June 27, 2024, is incorporated by reference to Post-Effective Amendment No. 39 to the Registration Statement of the Registrant on Form N-1A (Exhibit (a)(12)), filed on August 20, 2024.

(1)	(a)(xiii) Amendment No. 11 to the Agreement and Declaration of Trust, dated September 27, 2024, is incorporated by reference to Post-Effective Amendment No. 40 to the Registration Statement of the Registrant on Form N-1A (Exhibit (a)(13)), filed on December 19, 2024.

(1)	(a)(xiv) Amendment No. 12 to the Agreement and Declaration of Trust, dated February 28, 2025, is incorporated by reference to Post-Effective Amendment No. 42 to the Registration Statement of the Registrant on Form N-1A (Exhibit (a)(14)), filed on April 24, 2025.

(1)	(a)(xv) Amendment No. 13 to the Agreement and Declaration of Trust, dated September 5, 2025, is incorporated by reference to Post-Effective Amendment No. 46 to the Registration Statement of the Registrant on Form N-1A (Exhibit (a)(15)), filed on September 19, 2025.

(1)	(a)(xvi) Amendment No. 14 to the Agreement and Declaration of Trust, dated March 19, 2026, is incorporated by reference to Post-Effective Amendment No. 52 to the Registration Statement of the Registrant on Form N-1A (Exhibit (a)(16)), filed on April 23, 2026.

(2)	By-Laws, as amended October 2, 2020, are incorporated by reference to Post-Effective Amendment No. 20 to the Registration Statement of the Registrant on Form N-1A (Exhibit (b)), filed on February 25, 2021.

(3)	Not applicable.

(4)	Agreement and Plan of Reorganization, is incorporated by reference to Registration Statement No. 333-290451 of the Registrant on Form N-14 (Exhibit (4)), filed on September 22, 2025.

(5)	Articles III and V of the Registrant’s Amended and Restated Declaration of Trust dated April 15, 2016 define the rights of holders of securities being registered.

(6)	(a)(i) Investment Management Services Agreement between Columbia Management Investment Advisers, LLC and the Registrant, dated April 19, 2016, is incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement of the Registrant on Form N-1A (Exhibit (d)(1)), filed on May 31, 2016.

(6)	(a)(ii) Schedule A, dated November 6, 2025, to the Investment Management Services Agreement between Columbia Management Investment Advisers, LLC and the Registrant, dated April 19, 2016, is incorporated by reference to Post-Effective Amendment No. 47 of the Registration Statement on Form N-1A (Exhibit (d)(1)(i)), filed on December 2, 2025.

(7)	(a)(i) Distribution Agreement by and between the Registrant and ALPS Distributors, Inc., dated April 16, 2018 is incorporated by reference to Post-Effective Amendment No. 10 to the Registration Statement of the Registrant on Form N-1A (Exhibit (e)(1)), filed on July 17, 2018.

(7)	(a)(ii) Amendment No. 1, dated June 20, 2018, to Distribution Agreement, dated April 16, 2018, by and between the Registrant and ALPS Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 10 to the Registration Statement of the Registrant on Form N-1A (Exhibit (e)(1)(i)), filed on July 17, 2018.

(7)	(a)(iii) Amendment No. 2, dated June 21, 2019, to Distribution Agreement, dated April 16, 2018, by and between the Registrant and ALPS Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 15 to the Registration Statement of the Registrant on Form N-1A (Exhibit (e)(1)(ii)), filed on July 26, 2019.

(7)	(a)(iv) Amendment No. 3, dated March 26, 2020, to Distribution Agreement, dated April 16, 2018, by and between the Registrant and ALPS Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 20 to the Registration Statement of the Registrant on Form N-1A (Exhibit (e)(1)(iii)), filed on February 25, 2021.

(7)	(a)(v) Amendment No. 4, dated September 16, 2021, to Distribution Agreement, dated April 16, 2018, by and between the Registrant and ALPS Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 23 to the Registration Statement of the Registrant on Form N-1A (Exhibit (e)(1)(iv)), filed on September 17, 2021.

(7)	(a)(vi) Amendment No. 5, dated March 11, 2022, to Distribution Agreement, dated April 16, 2018, by and between the Registrant and ALPS Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 27 to the Registration Statement of the Registrant on Form N-1A (Exhibit (e)(1)(v)), filed on March 18, 2022.

(7)	(a)(vii) Amendment No. 6, dated October 14, 2022, to Distribution Agreement, dated April 16, 2018, by and between the Registrant and ALPS Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 31 to the Registration Statement of the Registrant on Form N-1A (Exhibit (e)(1)(vi)), filed on February 28, 2023.

(7)	(a)(viii) Amendment No. 7, dated December 15, 2022, to Distribution Agreement, dated April 16, 2018, by and between the Registrant and ALPS Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 32 to the Registration Statement of the Registrant on Form N-1A (Exhibit (e)(1)(vii)), filed on March 31, 2023.

(7)	(a)(ix) Amendment No. 8, dated June 1, 2024, to Distribution Agreement, dated April 16, 2018, by and between the Registrant and ALPS Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 37 to the Registration Statement of the Registrant on Form N-1A (Exhibit (e)(1)(viii)), filed on May 30, 2024.

(7)	(a)(x) Amendment No. 9, dated June 27, 2024, to Distribution Agreement, dated April 16, 2018, by and between the Registrant and ALPS Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 39 to the Registration Statement of the Registrant on Form N-1A (Exhibit (e)(1)(ix)), filed on August 20, 2024.

(7)	(a)(xi) Amendment No. 10, dated February 28, 2025, to Distribution Agreement, dated April 16, 2018, by and between the Registrant and ALPS Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 42 to the Registration Statement of the Registrant on Form N-1A (Exhibit (e)(1)(x)), filed on April 24, 2025.

(7)	(a)(xii) Amendment, effective December 1, 2025, to the Distribution Agreement between the Registrant and ALPS Distributors, Inc., dated April 16, 2018, is incorporated by reference to Post-Effective Amendment No. 47 to the Registration Statement of the Registrant on Form N-1A (Exhibit (e)(1)(xi)), filed on December 2, 2025.

(7)	(a)(xiii) Amendment, effective December 10, 2025, to the Distribution Agreement between the Registrant and ALPS Distributors, Inc., dated April 16, 2018, is incorporated by reference to Post-Effective Amendment No. 48 to the Registration Statement of the Registrant on Form N-1A (Exhibit (e)(1)(xii)), filed on December 17, 2025.

(7)	(a)(xiv) Amendment, effective May 22, 2026, to the Distribution Agreement between the Registrant and ALPS Distributors, Inc., dated April 16, 2018, is incorporated by reference to Post-Effective Amendment No. 52 to the Registration Statement of the Registrant on Form N-1A (Exhibit (e)(1)(xiii)), filed on April 23, 2026.

(8)	Deferred Compensation Plan adopted as of December 31, 2020, is incorporated by reference to Post-Effective Amendment No. 20 to Registration Statement of the Registrant on Form N-1A (Exhibit (f)), filed on February 25, 2021.

(9)	Custody Agreement, effective November 1, 2025, with State Street Bank and Trust Company, is incorporated by reference to Post-Effective Amendment No. 101 to the Registration Statement of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (g)(6)), filed on November 3, 2025.

(10)	(a)(i) Distribution and Service Plan, dated April 19, 2016, is incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement of the Registrant on Form N-1A (Exhibit (m)), filed on May 31, 2016.

(10)	(a)(ii) Schedule A, adopted April 19, 2016, amended and restated November 6, 2025, to Distribution and Service Plan, dated April 19, 2016, is incorporated by reference to Post-Effective Amendment No. 49 of the Registration Statement on Form N-1A (Exhibit (m)(1)(i)), filed on February 26, 2026.

(11)	Opinion and consent of Ropes & Gray LLP as to the legality of the securities being registered, is incorporated by reference to Registration Statement No. 333-290451 of the Registrant on Form N-14 (Exhibit (11)), filed September 22, 2025.

(12)	(a) Opinion and consent of Ropes & Gray LLP supporting the tax matters discussed in the Combined Information Statement/Prospectus is filed herewith.

(12)	(b) Opinion and consent of Ropes & Gray LLP supporting the tax matters discussed in the Combined Information Statement/Prospectus is filed herewith.

(13)	(a) Transfer Agency and Service Agreement, effective November 1, 2025, between State Street Bank and Trust Company and Columbia ETF Trust I and Columbia ETF Trust II, is incorporated by reference to Post-Effective Amendment No. 47 to the Registration Statement of the Registrant on Form N-1A (Exhibit (h)(2)(viii)), filed on December 2, 2025.

(13)	(b) Administration Agreement, effective November 1, 2025, between State Street Bank and Trust Company and Columbia ETF Trust I and Columbia ETF Trust II, is incorporated by reference to Post-Effective Amendment No. 47 to the Registration Statement of the Registrant on Form N-1A (Exhibit (h)(1)(xi)), filed on December 2, 2025.

(13)	(c) Amended and Restated Credit Agreement, as of October 23, 2025, is incorporated by reference to Post-Effective Amendment No. 101 to the Registration Statement of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (h)(11)), filed on November 3, 2025.

(13)	(d)(i) Code of Ethics of Columbia Funds Board adopted under Rule 17j-1, effective March 2019, is incorporated by reference to Post-Effective Amendment No. 68 to the Registration Statement of Columbia Funds Variable Series Trust on Form N-1A (Exhibit (p)(1)), filed on April 26, 2019.

(13)	(d)(ii) Columbia Threadneedle Investments Global Personal Account Dealing and Code of Ethics, effective September 2025, is incorporated by reference to Post-Effective Amendment No. 48 to the Registration Statement of the Registrant on Form N-1A (Exhibit (p)(2)), filed on December 17, 2025.

(13)	(e) Form of Indemnification Agreement is incorporated by reference to Post-Effective Amendment No. 5 to the Registration Statement of Columbia Acorn Trust on Form N-1A (Exhibit (h)(8)), filed on July 18, 2025.

(13)	(f) Initial Capital Agreement is incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement of the Registrant on Form N-1A (Exhibit (l)), filed on May 31, 2016.

(13)	(g) Fund of Funds Investment Agreement, dated January 19, 2022, between The Select Sector SPDR Trust and Columbia ETF Trust I, is incorporated by reference to Post-Effective Amendment No. 25 to the Registration Statement of the Registrant on Form N-1A (Exhibit (h)(7)), filed on February 25, 2022.

(13)	(h) Fund of Funds Investment Management Agreement, dated as of June 24, 2022, between E-Valuator Funds Trust and Columbia ETF Trust I and Columbia ETF Trust II, is incorporated by reference to Post-Effective Amendment No. 114 to the Registration Statement of Columbia ETF Trust II on Form N-1A (Exhibit (h)(9)), filed on July 27, 2022.

(13)	(i) Fund of Funds Investment Management Agreement, dated as of June 23, 2023, between The Lazard Funds, Inc. and Columbia ETF Trust I and Columbia ETF Trust II, is incorporated by reference to Post-Effective Amendment No. 115 to the Registration Statement of Columbia ETF Trust II on Form N-1A (Exhibit (h)(9)(ii)), filed on July 26, 2023.

(13)	(j) Fee Waiver Agreement, effective March 1, 2026 is incorporated by reference to Post-Effective Amendment No. 49 to the Registration Statement of the Registrant on Form N-1A (Exhibit (h)(10)), filed on February 26, 2026.

(14)	(a) Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP) with respect to Columbia Bond Fund, is incorporated by reference to Registration Statement No. 333-290451 of the Registrant on Form N-14 (Exhibit (14(a)), filed September 22, 2025.

(14)	(b) Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP) with respect to Columbia Integrated Large Cap Growth Fund, is incorporated by reference to Registration Statement No. 333-290451 of the Registrant on Form N-14 (Exhibit (14)(b)), filed September 22, 2025.

(15)	Not applicable.

(16)	(a) Trustees’ Power of Attorney to sign this Registration Statement and all amendments hereto, is incorporated by reference to Registration Statement No. 333-290451 of the Registrant on Form N-14 (Exhibit (16)), filed September 22, 2025.

(17)	Not applicable.

Item 17. Undertakings

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

EXHIBIT INDEX

Exhibit No.	Description

(12)(a)	Opinion and consent of Ropes & Gray LLP supporting the tax matters discussed in the Combined Information Statement/Prospectus.

(12)(b)	Opinion and consent of Ropes & Gray LLP supporting the tax matters discussed in the Combined Information Statement/Prospectus.

SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, COLUMBIA ETF TRUST I, by the undersigned, duly authorized, in the City of Boston, and The Commonwealth of Massachusetts on the 4th day of May, 2026.

COLUMBIA ETF TRUST I

By:	/s/ Michael G. Clarke
Name:	Michael G. Clarke
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 4th day of May, 2026.

Signature	Capacity	Signature	Capacity

/s/ Michael G. Clarke	President (Principal Executive Officer)	/s/ Douglas A. Hacker*	Trustee
Michael G. Clarke		Douglas A. Hacker

/s/ Charles Chiesa	Chief Financial Officer and Principal Financial Officer		Trustee
Charles Chiesa		Amrit Kanwal

/s/ Marybeth Pilat Marybeth Pilat	Treasurer, Chief Accounting Officer (Principal Accounting Officer)	/s/ Ryan C. Larrenaga Ryan C. Larrenaga	Trustee

/s/ Pamela G. Carlton*	Chair of the Board	/s/ Nancy T. Lukitsh*	Trustee
Pamela G. Carlton		Nancy T. Lukitsh

/s/ George S. Batejan*	Trustee	/s/ Jeninne C. McGee*	Trustee
George S. Batejan		Jeninne C. McGee

/s/ Kathleen A. Blatz*	Trustee	/s/ David M. Moffett*	Trustee
Kathleen A. Blatz		David M. Moffett

/s/ Janet Langford Carrig*	Trustee	/s/ Catherine James Paglia*	Trustee
Janet Langford Carrig		Catherine James Paglia

/s/ J. Kevin Connaughton*	Trustee	/s/ Natalie A. Trunow*	Trustee
J. Kevin Connaughton		Natalie A. Trunow

/s/ Olive M. Darragh*	Trustee	/s/ Sandra L. Yeager*	Trustee
Olive M. Darragh		Sandra L. Yeager

/s/ Brian J. Gallagher*	Trustee
Brian J. Gallagher

* By:	/s/ Ryan C. Larrenaga
Name:	Ryan C. Larrenaga**
Attorney-in-fact

**	Executed by Ryan C. Larrenaga on behalf of each applicable Trustee pursuant to a Power of Attorney filed with the Registration Statement of the Registrant on Form N-14 on September 22, 2025.

S-1